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                                                                       EXHIBIT 3

                                PROMISSORY NOTE


$1,999,998                                                Minneapolis, Minnesota
                                                              September 25, 1996

          FOR VALUE RECEIVED, General Electric Capital Corporation, a New York corporation ("Maker") hereby promises to pay LaserMaster Technologies, Inc. ("Payee"), at 7090 Shady Oak Road, Eden Prairie, Minnesota, or such other place as may be specified in writing by Payee, the principal sum of One Million Nine Hundred Ninety Nine Thousand, Nine Hundred Ninety Eight Dollars ($1,999,998). The principal amount of this promissory note shall be payable in two installments. A first installment of Nine Hundred Ninety Nine Thousand, Nine Hundred Ninety Nine Dollars ($999,999) of the principal amount (the "First Installment") shall be due and payable on September 27, 1996. The second installment of Nine Hundred Ninety Nine Thousand, Nine Hundred Ninety Nine Dollars ($999,999) of such principal amount (the "Second Installment") shall be due and payable on earlier of (i) the date that the promissory note of TimeMasters, Inc. dated September 15, 1996 in $1,800,000 principal amount, and of Grandchildren's Realty Alternative Management Program I Limited Partnership and Grandchildren's Realty Alternative Management Program II Limited Partnership in $2,200,000 principal amount to Payee dated September 15, 1996 (collectively, the "TimeMasters Promissory Notes"), are paid in full, or (ii) March 31, 1997.

          Maker shall have the right to prepay all or any part of this promissory note at any time without penalty or premium.

          Upon the occurrence of an event of default, Payee may, at Payee's option, declare the unpaid principal amount of this promissory note immediately due and payable. The following shall constitute events of default for purposes of this promissory note:

          (a) Failure by Maker to make timely payments of any installment of principal; or

          (b) There shall have been filed or commenced against Maker an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or an action shall have been commenced to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of Maker's property or for the winding-up or liquidation of Maker's affairs and such action or proceeding shall not have been dismissed within sixty (60) days; or

          (c) Maker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or shall consent to the entry of an order for relief in an involuntary case under any such law; or shall consent
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to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or of any substantial part of Maker's property; or shall make any general assignment for the benefit of creditors; or shall take any action in furtherance of any of the foregoing; or

          (d) Default by Maker in the performance by Maker of any of its material covenants or commitments under a common Stock Purchase Agreement between Maker and Payee.

          Except as set forth below, Payee shall have all available rights at law or in equity to collect all amounts due and payable under this promissory note. Notwithstanding the foregoing, if the TimeMasters Promissory Notes are not paid in full prior to March 31, 1997, Maker may satisfy all of its obligations with respect to payment of the Second Installment by tendering to the Payee for cancellation, within five business days of a notice of default, 205,128 shares of the Common Stock, $.01 par value, of the Payee (the "Common Stock") and warrants (the "Warrants") to purchase 235,623 shares of Common Stock at $6.79 per share in the form issued as of the date of original issue of this Note. Upon such tender of Common Stock and Warrants after March 31, 1997, the Second Installment shall be considered fully paid and neither Maker, nor its assigns, successors, transferees, nor any other person, party or entity shall be personally liable for the payment or performance of such Second Installment of this promissory note, and any right of Payee to sue Maker, or any other party, for the performance of any of the agreements with respect to the Second Installment, including any right to a deficiency judgment, shall be considered waived.

          Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest, and in the event of default hereunder, Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

          This promissory note shall be governed by the laws of the state of Minnesota.

          IN WITNESS WHEREOF, Maker has executed this promissory note as of the date first above written.

                                       GENERAL ELECTRIC CAPITAL CORPORATION


                                       By:
                                          ---------------------------------
                                       Its:
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